Exhibit 99.6

Transactions during the Past 60 Days*

Trade Date	Amount of Shares	Weighted Average	Range of Price ($)
	Purchased	Price/Price Per Share ($)
3/10/2011	12,900	4.725	4.67-4.75
3/11/2011	15,100	4.656	4.62-4.72
3/14/2011	13,800	4.522	4.46-4.62
3/15/2011	13,800	4.379	4.28-4.50
3/16/2011	13,800	4.56	4.49-4.60
3/17/2011	13,800	4.561	4.53-4.59
3/18/2011	7,600	4.574	4.55-4.71
3/21/2011	15,000	4.588	4.56-4.60
3/22/2011	15,000	4.521	4.49-4.57
3/23/2011	15,000	4.523	4.51-4.56
3/30/2011	8,800	4.65
3/31/2011	16,400	4.584	4.56-4.60
4/1/2011	1,400	4.55
4/11/2011	13,000	4.689	4.68-4.70
4/12/2011	4,700	4.678	4.65-4.68
4/13/2011	15,700	4.655	4.63-4.67
4/14/2011	400	4.55
5/3/2011	14,400	4.728	4.72-4.74
5/4/2011	22,100	4.691	4.65-4.72
5/5/2011	22,100	4.649	4.61-4.66
5/6/2011	22,100	4.65
5/9/2011	18,900	4.649	4.64-4.65

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*The purchases were made pursuant to the Rule 10b5-1 Purchase Plan. These shares were purchased in multiple transactions on the open market. Shudong Xia undertakes to provide the Company or the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the range set forth herein.